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                      AMES DEPARTMENT STORES, INC.              Exhibit 20
                       DECEMBER RESULTS VS. PLAN                Page 2 of 2
                            MANAGEMENT FORMAT
                               (Unaudited)
                              (In Millions)

                                                             Fiscal 1/95
                                          December 1994      Year-to-Date
                                          Actual    Plan*   Actual    Plan*
CASH FLOW SUMMARY:
Beg. Unrestricted Cash & Cash Equiv.       $53.7    $50.5    $16.5    $26.9

Cash Generated from (Used in) Operations:
   Net Income                               34.6     31.2     28.2     33.6
   Non-Cash Income Tax Expense              14.1     15.0     12.4     16.9
   Other                                    (0.4)     0.6      6.6      6.2
                                        ------------------------------------
Cash from Operations                        48.3     46.8     47.2     56.7

Changes in Working Capital:
   FIFO Inventory (increase) decrease      140.6    161.4     12.0     43.0
   Trade Payables increase (decrease)      (59.6)  (105.2)    59.9     (2.1)
   All Other                                45.7     40.8      4.7     (0.9)
                                        ------------------------------------
Net Changes in Working Capital             126.7     97.0     76.6     40.0

Capital Expenditures                        (1.3)    (0.7)   (23.8)   (31.6)

(Incr) Decr. in Rest. Cash & Cash Equiv.    (1.5)     0.2     53.8     58.1

Other:
   Short-Term Borrow. (Pymts) - Revolver  (164.2)  (155.0)   (15.4)   (20.0)
   Payments of Capital Leases               (0.3)    (0.3)    (3.6)    (3.5)
   Payments on Long-Term Debt               (2.0)    (0.7)   (84.1)   (81.4)
   Increase in Deferred Financing Costs     (0.3)       -     (8.1)    (7.4)
                                        ------------------------------------
Total Other                               (166.8)  (156.0)  (111.2)  (112.3)
                                        ------------------------------------

Unrestricted Cash Increase (Decrease)        5.4    (12.7)    42.6     10.9
                                        ------------------------------------

Ending Unrestricted Cash & Cash Equiv.     $59.1    $37.8    $59.1    $37.8
                                        ====================================
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* As reported on Form 8-K dated May 27, 1994.


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